Exhibit 99.1

newsrelease

Media contact:	Investor contact:
Mike Jacobsen +1 330 490-3796 jacobsm1@diebold.com	John Kristoff +1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
December 7, 2005

DIEBOLD BOARD AUTHORIZES ADDITIONAL 4 MILLION SHARE STOCK REPURCHASE

NORTH CANTON, Ohio – The Board of Directors of Diebold, Incorporated (NYSE:DBD) today authorized the company to repurchase up to 4 million shares of its common stock in the open market. This authorization is in addition to the approximately 500,000 shares remaining under its most recent 2 million share authorization from August 2005. The company has repurchased approximately 3.3 million shares to date in 2005. Diebold plans to opportunistically repurchase these shares as a means of returning cash to its shareholders. The company has 68,705,587 shares of common stock outstanding.

“We believe our shares represent an exceptional value at current market levels,” said Walden W. O’Dell, chairman and chief executive officer. “In addition, this new authorization represents a strong vote of confidence in our ability to generate substantially improved results as we focus on the profitability and competitiveness of our business. The prospects for the markets we serve remain healthy, and the strategic actions we are taking will position us well for the future.”

Diebold, Incorporated is a global leader in providing integrated self-service delivery systems, security and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.

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PR/3218